Exhibit 99.1

For Immediate Release

Cephalon Signs Option Agreement to Acquire BioAssets Development Corporation

Deal will Provide Cephalon New Path Forward for Development of its Tumor Necrosis Factor Inhibitor

FRAZER, Pa. and WELLESLEY, Ma. (Oct 26, 2009) — Cephalon, Inc. (Nasdaq: CEPH) and BioAssets Development Corporation (BDC), a privately held biopharmaceutical company, today announced that the companies have signed an agreement that will provide Cephalon with an option to acquire BDC.  Under the terms of the option agreement, Cephalon will pay BDC an upfront payment of $30 million and, assuming exercise of the option, an additional payment on the closing of the acquisition.  BDC stockholders could also receive additional future payments related to regulatory and sales milestones.  The option agreement is subject to customary closing conditions including the receipt of necessary BDC stockholder approvals.

BDC is currently conducting a Phase two placebo-controlled proof of concept study with the tumor necrosis factor (TNF) inhibitor, etanercept, epidurally administered to a minimum of 40 patients with sciatica.   Sciatica is a neuropathic inflammatory pain condition that occurs when the sciatic nerve is compressed, injured or irritated.   BDC has secured an intellectual property estate around use of TNF inhibitors for sciatic pain in patients with intervertebral disk herniation, as well as other spinal disorders.

“BioAssets offers an estate of intellectual property and scientific expertise that will allow us to evaluate our own domain antibody tumor necrosis factor inhibitor, CEP-37247 (formerly known as ART-621), for the treatment of sciatica,” said Frank Baldino, Jr., Ph.D. chairman and CEO of Cephalon.   “Combining these two innovations helps fulfill our strategy to address unmet patient needs, while focusing on specialty physicians.”

“Development of an improved non-surgical therapy for sciatica presents a pressing unmet medical need and a potentially significant commercial opportunity,” commented James Gorman, M.D., Ph.D., CEO of BioAssets.  “Cephalon combines an innovative TNF inhibitor pipeline with a well established pain therapeutic franchise.  I believe these capabilities uniquely position Cephalon to develop and commercialize a novel biologic therapy for these patients.”

Cephalon may exercise its option at any time from the closing date of the option agreement until the date that is sixty days after receipt of one-month patient response data from the Phase two proof of concept study.  Data are anticipated to be available in the second half of 2010.

The Cephalon pipeline of pain products includes intravenous celecoxib and two tamper-deterrent opioid medications.   Earlier this year, Cephalon completed the acquisition of Arana Therapeutics and added to its pipeline several domain antibody biologics targeted to inflammatory diseases and cancer.   One of those compounds CEP-37247 (formerly known as ART-621) is a tumor necrosis factor inhibitor.  The complete Cephalon pipeline can be viewed at http://www.cephalon.com/our-science/pipeline/.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa. The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris. Key affiliates are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries. Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: NUVIGIL® (armodafinil) Tablets [C-IV], TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), PROVIGIL® (modafinil) Tablets [C-IV], and ACTIQ® (oral transmucosal fentanyl citrate) (C-II).  The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

About BioAssets Development Corporation

BioAssets Development Corporation is a private company pioneering novel spine indications for emerging and marketed biologic drugs. The Company’s lead initiative focuses on the development of a TNF inhibitor therapy to treat the underlying cause of pain in sciatica. For more information, visit www.biodevco.com.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding whether

Cephalon ultimately will acquire BDC, anticipated scientific progress on its research programs, development of potential pharmaceutical products such as an anti-TNF reactor agent, the relative value to Cephalon’s business and the effect on Cephalon’s long-term growth of biologic products and the possible acquisition of BDC, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion

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Source:  Cephalon, Inc. and BioAssets Development Corporation

Contacts:

Cephalon:

Media:	Investor Relations:
Sheryl Williams	Chip Merritt
610-738-6493 (office)	610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

BDC:
Media:	Investors:
Douglas MacDougall	James Gorman
President	CEO & President
MacDougall Biomedical	BioAssets Development
Communications	Corporation
781-235-3060	339-686-2000
dmacdougall@macbiocom.com	jgorman@biodevco.com